As filed with the Securities and Exchange Commission on June 17, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kennedy-Wilson Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-4743916
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

(310) 887-6400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. McMorrow

Chief Executive Officer

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

(310) 887-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Julian T.H. Kleindorfer

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

(213) 485-1234

Fax: (213) 891-8763

(Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2) (3)	Amount of registration fee(4)
Series A Preferred Stock, $0.0001 par value per share	100,000	$1,000	$100,000,000	$11,610
Series B Preferred Stock, $0.0001 par value per share	32,550	$1,000	$32,550,000	$3,780
Underlying Shares of Common Stock, $0.0001 par value per share	11,100,074(5)
Total			$132,550,000	$15,390

(1)	Includes an indeterminate number of shares series A preferred stock, series B preferred stock and common stock which we may issue by way of a stock dividend, stock split, stock combination, recapitalization or similar transaction.
(2)	Calculated in accordance with Rule 457(a).
(3)	Estimated solely for the purpose of calculating the registration fee.
(4)	Pursuant to Rule 457(i), a single registration fee is payable with respect to the series A preferred stock, series B preferred stock and the underlying shares of common stock.
(5)	Represents the total number of shares of common stock issuable upon the conversion in full of the 100,000 shares of series A preferred stock and 32,550 shares of series B preferred stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject To Completion, Dated June 17, 2011

Preliminary Prospectus

11,100,074 Shares of Common Stock

100,000 Shares of Series A Preferred Stock

32,550 Shares of Series B Preferred Stock

KENNEDY-WILSON HOLDINGS, INC.

Common Stock

Series A Preferred Stock

Series B Preferred Stock

This prospectus relates to the potential resale from time to time by the selling securityholders identified under the heading “Selling Securityholders” on page 17 of some or all of (i) 100,000 shares of our series A preferred stock, (ii) 32,550 shares of our series B preferred stock and (iii) 11,100,074 shares of our common stock, issuable upon the conversion into common stock of our series A preferred stock and series B preferred stock currently held by the selling securityholders. In this prospectus, we refer to the foregoing as “securities.” The registration of the securities covered by this prospectus does not necessarily mean that any of the securities will be offered or sold by the selling securityholders.

We will receive no proceeds from any issuance of the shares of common stock or resale of the series A preferred stock, series B preferred stock or common stock, but we have agreed to pay certain registration expenses.

The selling securityholders and their successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information.

Our common stock is listed on the New York Stock Exchange under the trading symbol “KW.” On June 15, 2011, the last sale price of our common stock as reported on the New York Stock Exchange was $11.58 per share. Our series A preferred stock and series B preferred stock are not listed on any securities exchange or included in any automated quotation system.

Our principal executive offices are located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California and our telephone number is (310) 887-6400.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN OUR PERIODIC REPORTS, IN ANY PROSPECTUS SUPPLEMENT RELATING TO SPECIFIC OFFERINGS OF SECURITIES AND IN OTHER DOCUMENTS THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2011

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. Neither we nor the selling securityholders have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

i

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks incorporated by reference in this prospectus, including the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, together with the other information contained in this prospectus before making a decision to invest in our securities. If any of the risks occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks incorporated by reference in this prospectus. For more information, see the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. Under this shelf registration process, the selling securityholders may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under this shelf registration process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling securityholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, or Securities Act, with respect to the offered securities. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred to you in “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” below. You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with different information. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.

Unless otherwise stated or the context otherwise requires, as used in this prospectus, the words “we,” “us,” “our” or the “company” refer to Kennedy-Wilson Holdings, Inc. and its subsidiaries.

KENNEDY-WILSON HOLDINGS, INC.

Our Company

Founded in 1977, we are a diversified, international real estate investment and services firm. We are a vertically-integrated real estate operating company with approximately 300 professionals in 22 offices throughout the U.S. and Japan. As of March 31, 2011, we manage over 40 million square feet of properties for institutional clients and individual investors in the U.S. and Japan, including 12,906 multifamily apartment units. In addition, we hold equity investments in these 12,906 multifamily apartment units.

We have an integrated business model in which our services and investments segments complement each other and drive business across the platform. Our clients consist of a broad range of financial institutions (including banks and insurance companies) and real estate owners who require a full complement of real estate services. We believe that our service business and our established network of industry relationships allow us access to off-market investments, which we source primarily from banking institutions. In 2010, approximately 85% of our closed deals, many of which originated from distressed situations at the seller, were sourced directly from banks as opposed to competitive auction processes. For the fiscal year ended December 31, 2010 and the three month period ended March 31, 2011, we generated Adjusted EBITDA of $58.4 million and $15.1 million, respectively.

Our Business Segments

We operate in two core business segments: KW Services and KW Investments. KW Services provides a full array of real estate-related services to investors and lenders, with a strong focus on financial institution based clients. KW Investments invests our capital and our equity partners’ capital in multifamily, residential and office properties as well as loans secured by real estate.

KW Services

KW Services offers a comprehensive line of real estate services for the full lifecycle of real estate ownership and investment to clients that include financial institutions, developers, builders and government agencies. KW Services has three business lines: auction and conventional sales, property services and investment management. These three business lines generate revenue for us through commissions and fees.

Since our inception, we have sold more than $10 billion of real estate through our auction platform and are considered one of the leaders in auction marketing, conducting live and online auctions. The auction group executes accelerated marketing programs for all types of residential and commercial real estate. In 2010, we auctioned and conventionally sold over 40 projects in three countries and 20 states including California, Washington, Hawaii, Oregon, Texas, Nevada, Florida, Georgia, and North Carolina.

As of March 31, 2011, we manage over 40 million square feet of properties for institutional clients and individual investors in the U.S. and Japan, including 12,906 apartment units in which we own interests. With 22 offices throughout the U.S. and Japan, including five regional hubs, we have the capabilities and resources to provide property services to real estate owners as well as the experience as a real estate investor to understand client concerns.

Through our investment management business, we provide acquisition, asset management and disposition services to our equity partners as well as to third parties.

Additionally, KW Services plays a critical role in supporting the company’s investment strategy by providing local market intelligence and real-time data for evaluating and valuing investments, generating proprietary transaction flow and creating value through efficient implementation of asset management or repositioning strategies.

KW Investments

We invest our capital and our equity partners’ capital in real estate assets through joint ventures, separate accounts and commingled funds. We are typically the general partner in these investment vehicles with ownership interests ranging from approximately 5%-50% of the total equity investment in such vehicles. Our equity partners include financial institutions, foundations, endowments, high net worth individuals and other institutional investors. We generally get promoted interests in the profits of our investments beyond our ownership percentage.

Our investment philosophy is based on three core fundamentals:

•	significant proprietary deal flow from an established network of industry relationships, particularly with financial institutions;

•	focus on a systematic research process with a disciplined approach to investing; and

•	superior in-house operating execution.

Our primary investment markets include California, Washington, Hawaii and Japan, which we have identified as areas with dense populations, high barriers to entry, scarcity of land and supply constraints. We typically focus on the following opportunities:

•	real estate owners or lenders seeking liquidity;

•	under-managed or under-leased assets; and

•	repositioning opportunities.

Our principal executive offices are located at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, CA 90212 and our telephone number is (310) 887-6400. Our website is http://www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with respect to the securities offered in this prospectus with the SEC in accordance with the Securities Act, and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any document referred to in this prospectus are not necessarily complete, and in each instance, we refer you to the full text of the document that is filed as an exhibit to the registration statement. Each statement concerning a document that is filed as an exhibit should be read along with the entire document. We also file annual, quarterly and current reports and other information with the SEC. For further information regarding us and the securities offered in this prospectus, we refer you to the registration statement and its exhibits and schedules, which may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also read and copy our reports and other information filed with the SEC at the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Our corporate website is http://www.kennedywilson.com. The information contained in, or that can be accessed through, our website is not part of this prospectus and should not be relied upon in determining whether to purchase our securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information we file with it, which means we can disclose important information to you by referring you to documents we have filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make, including any filings filed after the date of the initial registration statement that this prospectus forms a part of and prior to the effectiveness of such registration statement, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering covered by this prospectus.

•	Our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 14, 2011 (File No. 001-33824);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, as filed with the SEC on May 9, 2011 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on March 28, 2011 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on April 7, 2011 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on April 13, 2011 (File No. 001-33824);

•	Our Current Report on Form 8-K filed with the SEC on June 1, 2011 (File No. 001-33824); and

•

The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on March 18, 2010 (File No. 001-32824), including any amendments or reports filed for purpose of updating such description.

Any statement in a document incorporated or deemed to be incorporated by reference in this prospectus is deemed to be modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC, modifies or supersedes that statement. If any statement is modified or superseded, it does not constitute a part of this prospectus, except as modified or superseded.

Information that is “furnished to” the SEC shall not be deemed “filed with” the SEC and shall not be deemed incorporated by reference into this prospectus or the registration statement of which this prospectus is a part.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and phone number:

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, CA 90212

(310) 887-6400

Attn: Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements made by us in this prospectus and in other reports and statements released by us that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21 of the Securities Exchange Act. These forward-looking statements are necessary estimates reflecting the judgment of our senior management based on our current estimates, expectations, forecasts and projections and include comments that express our current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of our control, and involve known and unknown risks and uncertainties that could cause our actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. For a discussion of factors that could impact our future results, performance or transactions, please carefully read the section entitled “Risk Factors” above. Such factors include:

•	disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated;

•

the continued volatility and disruption of the capital and credit markets, higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans and mezzanine financing, all of which could increase costs and could limit our ability to acquire additional real estate assets;

•	continued high levels of, or increases in, unemployment and general slowdowns in commercial activity;

•	our leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in our debt service obligations;

•	our ability to generate a sufficient amount of cash from operations to satisfy working capital requirements and to service our existing and future indebtedness;

•	our ability to achieve improvements in operating efficiency;

•	foreign currency fluctuations;

•	adverse changes in the securities markets;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to attract new user and investor clients;

•	our ability to retain major clients and renew related contracts;

•	trends in use of large, full-service commercial real estate providers;

•	changes in tax laws in the United States or Japan that reduce or eliminate deductions or other tax benefits we receive;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions; and

•	costs relating to the acquisition of assets we may acquire could be higher than anticipated.

Any such forward-looking statements, whether made in this report or elsewhere, should be considered in the context of the various disclosures made by us about our businesses including, without limitation, the risk factors discussed above. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

ABOUT THIS OFFERING

The securities offered in this prospectus relate to the potential resale of 100,000 shares of our series A preferred stock, 32,550 shares of our series B preferred stock and 11,100,074 shares of our common stock issuable upon the conversion of all of the shares of the series A preferred stock and series B preferred stock currently held by the selling securityholders. The 100,000 shares of series A preferred stock were issued in a private placement on May 18, 2010 at an aggregate offering price of $100,000,000 to one “accredited investor,” as defined in Regulation D under the Securities Act. The 32,550 shares of series B preferred stock were issued in a separate private placement on August 11, 2010 at an aggregate offering price of $32,550,000 to the same accredited investor. In connection with these private placements, we agreed to file this registration statement to register the shares of our series A preferred stock and series B preferred stock and the amount of our common stock issuable upon the conversion of such shares of our series A preferred stock and series B preferred stock.

USE OF PROCEEDS

This prospectus relates to the securities that may be offered and sold from time to time by the selling securityholders who will receive all of the proceeds from any sale of the securities. We will not receive any of the proceeds from any sales of the securities by the selling securityholders. However, we will pay the registration expenses, which we estimate to be approximately $70,390.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary historical consolidated financial data for the years ended December 31, 2010, 2009 and 2008 have been derived from our audited consolidated financial statements incorporated by reference herein. The same information for the three-month periods ended March 31, 2011 and 2010 has been derived from our unaudited consolidated financial statements incorporated by reference herein.

The financial data set forth in this table are not necessarily indicative of the results of future operations and should be read in conjunction with our SEC filings and our audited consolidated financial statements and accompanying notes thereto incorporated by reference herein.

Some of the financial data set forth below reflects the effects of, and may not total due to rounding.

Statements of Operations and Comprehensive Income:	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
Revenue
Management and leasing fees	$2,449,000	$2,125,000	$8,913,000	$9,026,000	$10,671,000
Management and leasing fees–related party	2,562,000	2,282,000	12,417,000	10,138,000	8,380,000
Commissions	1,551,000	1,382,000	6,359,000	4,204,000	5,906,000
Commissions–related party	1,010,000	431,000	5,375,000	727,000	4,295,000
Sale of real estate	417,000	3,937,000	3,937,000	52,699,000	—
Sale of real estate–related party	—	—	9,535,000	6,698,000	—
Rental and other income	738,000	669,000	4,000,000	2,743,000	2,973,000

Total revenue	$8,727,000	$10,826,000	$50,536,000	$86,235,000	$32,225,000

Operating expenses
Commission and marketing expenses	638,000	771,000	3,186,000	3,411,000	2,827,000
Compensation and related expenses	7,832,000	9,102,000	38,155,000	24,789,000	21,292,000
Merger-related compensation and related expenses	—	—	2,225,000	12,468,000	—
Cost of real estate sold	397,000	2,714,000	2,714,000	36,179,000	—
Cost of real estate sold–related party	—	—	8,812,000	5,752,000	—
General and administrative	2,813,000	1,758,000	11,314,000	6,351,000	6,074,000
Merger-related general and administrative	—	—	—	3,652,000	—
Depreciation and amortization	434,000	285,000	1,618,000	1,122,000	920,000
Rental operating expense	411,000	241,000	1,913,000	1,148,000	1,458,000

Total operating expenses	$12,525,000	$14,871,000	$69,937,000	$94,872,000	$32,571,000
Equity in joint venture income	5,256,000	657,000	10,548,000	8,019,000	10,097,000
Interest income from loan pool participations and notes receivable	2,546,000	651,000	11,855,000	—	—

Operating income (loss)	$4,004,000	($2,737,000)	$3,002,000	($618,000)	$9,751,000
Non-operating income (expense)
Interest income	38,000	63,000	192,000	102,000	221,000
Interest income–related party	228,000	218,000	662,000	400,000	341,000
Remeasurement gain	—	—	2,108,000	—	—
Gain on early extinguishment of mortgage debt	—	—	16,670,000	—	—
Loss on early extinguishment of corporate debt	—	—	(4,788,000)	—	—
Interest expense	(1,529,000)	(2,114,000)	(7,634,000)	(13,174,000)	(8,596,000)
Other than temporary impairment	—	—	—	(328,000)	(445,000)
Income (loss) before (provision for) benefit from income taxes	$2,741,000	($4,570,000)	$10,212,000	($13,618,000)	$1,272,000

(Provision for) benefit from income taxes	(663,000)	1,998,000	(3,727,000)	3,961,000	(605,000)

Net income (loss)	$2,078,000	($2,572,000)	$6,485,000	($9,657,000)	$667,000
Net income attributable to the noncontrolling interests	(1,038,000)	(568,000)	(2,979,000)	(5,679,000)	(54,000)

Net income (loss) attributable to Kennedy-Wilson Holdings, Inc.	$1,040,000	($3,140,000)	$3,506,000	($15,336,000)	$613,000

Preferred dividends and accretion of preferred stock issuance costs	(2,036,000)	—	(4,558,000)	—	—
Net income (loss) attributable to Kennedy-Wilson Holdings, Inc. common shareholders	($996,000)	($3,140,000)	($1,052,000)	($15,336,000)	$613,000

Statements of Cash Flow Data:	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
Cash flow (used in) provided by:
Operating activities	($12,047,000)	($3,301,000)	$2,157,000	($25,226,000)	($14,669,000)
Investing activities	(16,499,000)	(7,721,000)	(114,836,000)	69,007,000	(96,773,000)
Financing activities	19,747,000	(2,685,000)	91,160,000	(15,707,000)	112,625,000
Balance Sheet Data:
Cash and cash equivalents	$35,493,000		$46,968,000	$57,784,000	$25,831,000
Total assets	501,432,000		487,848,000	336,257,000	256,837,000
Total debt	149,587,000		127,782,000	127,573,000	131,423,000
Total Kennedy-Wilson Holdings, Inc. stockholders’ equity	299,456,000		300,192,000	177,314,000	105,551,000
Other Selected Data:
EBITDA(1)	$13,895,000	$1,580,000	$48,108,000	$18,620,000	$25,953,000
Adjusted EBITDA(2)	15,062,000	5,710,000	58,427,000	37,054,000	26,968,000
Investment Account(3)	384,331,000		363,657,000	211,522,000	165,165,000
Certain Pro Forma Financial Ratios(4) :	Pro Forma
Ratio of Adjusted EBITDA less our share of joint venture interest expense / corporate interest expense(5)	1.5x		1.7x

(1)	EBITDA represents net income (loss) before interest expense, our share of interest expense included in income from investments in joint ventures and loan pool participations, depreciation and amortization, our share of depreciation and amortization included in income from investments in joint ventures, loss on early extinguishment of corporate debt and income taxes. We do not adjust EBITDA for gains or losses on the extinguishment of mortgage debt as we are in the business of purchasing discounted notes secured by real estate and, in connection with these note purchases, we may resolve these loans through discounted payoffs with the borrowers. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. EBITDA is not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of our overall profitability or liquidity. Our management believes EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe EBITDA is useful to management in assisting us in evaluating the performance of the company.
(2)	Adjusted EBITDA represents EBITDA, as defined above, adjusted to exclude merger related expenses and stock based compensation expense. Our management uses Adjusted EBITDA to analyze our business because it adjusts EBITDA for items we believe do not have an accurate reflection of the nature of our business going forward. Such items may vary for different companies for reasons unrelated to overall operating performance. Additionally, we believe Adjusted EBITDA is useful to management as it provides a supplement measure in assisting us in evaluating the performance of the company.
(3)	Investment Account is defined as investments in joint ventures plus real estate plus notes receivable plus loan pool participations less mortgage debt.

(4)	These financial ratios are presented on a pro forma basis for the three months ended March 31, 2011 and for the year ended December 31, 2010 as if the incurrence of $250 million of our 8.750% senior notes ($200 million of which we incurred on April 5, 2011 and $50 million of which we incurred on April 12, 2011) and the related use of proceeds to pay down indebtedness had occurred on January 1, 2011 and January 1, 2010, respectively.
(5)	Corporate interest expense is defined as total interest expense less our share of joint venture interest expense.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to “Net income (loss),” the most directly comparable GAAP financial measure, for each of the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
Net income (loss)	$2,078,000	($2,572,000)	$6,485,000	($9,657,000)	$667,000
Add back:
Interest expense	1,529,000	2,114,000	7,634,000	13,174,000	8,596,000
Kennedy-Wilson’s share of interest expense included in investment in joint ventures and loan pool participations	5,466,000	1,802,000	13,802,000	10,468,000	10,095,000
Depreciation and amortization	434,000	285,000	1,618,000	1,122,000	920,000
Kennedy-Wilson’s share of depreciation and amortization included in investment in joint ventures	3,725,000	1,949,000	10,054,000	7,474,000	5,070,000
Write-off of unamortized beneficial conversion on extinguishment of corporate debt	—	—	4,788,000	—	—
Income taxes	663,000	(1,998,000)	3,727,000	(3,961,000)	605,000

EBITDA	$13,895,000	$1,580,000	$48,108,000	$18,620,000	$25,953,000
Add back:
Merger related and other deal expenses (1)	$—	$2,215,000	$2,225,000	$16,120,000	$—
Non-cash stock compensation expense (2)	1,167,000	1,915,000	8,094,000	2,314,000	1,015,000

Adjusted EBITDA	$15,062,000	$5,710,000	$58,427,000	$37,054,000	$26,968,000

(1)	Expenses incurred in connection with our merger with a wholly-owned subsidiary of Prospect Acquisition Corp. in 2009.
(2)	Expenses related to stock based compensation pursuant to our equity participation plan and the award of restricted stock to certain of our executive officers.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated:

		Year Ended December 31,
	Three Months Ended March 31, 2011	2010	2009	2008	2007	2006
Ratio of earnings to fixed charges	n/a	1.51	n/a	n/a	n/a	n/a
Ratio of earnings to combined fixed charges and preferred stock dividends	n/a	1.02	—	—	—	—

The ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” consist of pretax income from continuing operations before noncontrolling interest and equity in income of joint ventures, and “fixed charges” consists of interest expense, whether capitalized or expensed and an estimate of interest expense within rental expense. For the three month period ended March 31, 2011 and the years ended December 31, 2009, 2008, 2007, and 2006 our earnings were insufficient to cover fixed charges and the deficiency of earnings were $2.7 million, $21.1 million, $9.5 million, $13.6 million, and $4.0 million, respectively.

The ratio of earnings to combined fixed charges and preferred stock dividends is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” has the meaning assigned above and “fixed charges” has the meaning assigned above plus preferred dividend requirements of consolidated subsidiaries. For the three month period ended March 31, 2011, our earnings were insufficient to cover fixed charges and preferred dividends and the deficiency of earnings was $4.8 million.

Please see “Summary Historical Consolidated Financial and Other Data” above for our ratio of Adjusted EBITDA less our share of joint venture interest expense to corporate interest expense.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, series A preferred stock and series B preferred stock that the selling securityholders may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security.

DESCRIPTION OF COMMON STOCK

Our second amended and restated certificate of incorporation authorizes the issuance of 125,000,000 shares of common stock, par value $.0001. As of June 15, 2011, 40,179,656 shares of common stock were issued and outstanding. Holders of common stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our second amended and restated certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock will be subject to the prior payment of dividends on any outstanding shares of preferred stock. Our common stock has no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Our board of directors is divided into three classes, each of which generally serve for a term of three years with only one class of directors being elected in each year. A plurality of the votes cast at a stockholders meeting is sufficient to elect any director into office. There is no cumulative voting with respect to the election of directors.

For additional information regarding our common stock, see the description of our common stock contained in our Registration Statement on Form 8-A, incorporated by reference herein.

DESCRIPTION OF PREFERRED STOCK

6.0% Convertible Series A Preferred Stock

General. Our board of directors and a duly authorized committee thereof approved the certificate of designation, a copy of which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series A preferred stock as a class of our preferred stock, designated as the 6.0% convertible series A preferred stock. The series A preferred stock is validly issued, fully paid and nonassessable. As of June 15, 2011, 100,000 shares of our series A preferred stock were issued and outstanding.

Ranking. The series A preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

•	senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the series A preferred stock;

•	on parity with any class or series of our stock expressly designated as ranking on parity with the series A preferred stock; and

•	junior to any other class or series of our stock expressly designated as ranking senior to the series A preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series A preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing June 30, 2010, at the rate of 6.0% per annum of the $1,000.00 liquidation preference per share. Dividends on the series A preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends.

Liquidation Preference. If we liquidate, dissolve or wind-up, holders of the series A preferred stock will have the right to receive $1,000.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to and including the date of payment, before any payment is made to holders of our common stock and any other class or series of stock ranking junior to the series A preferred stock as to liquidation rights. The rights of holders of series A preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the series A preferred stock as to liquidation.

Optional Conversion and Mandatory Conversion. Prior to May 19, 2015, each share of series A preferred stock is convertible, at the option of the holder at any time, into approximately 81 shares of our common stock, subject to adjustments under certain circumstances. On May 19, 2015, each outstanding share of series A preferred stock will automatically be converted into shares of our common stock.

Voting Rights. Holders of series A preferred stock generally have no voting rights. However, if we are in arrears on dividends on the series A preferred stock for three or more quarterly periods, whether or not consecutive, holders of the series A preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next annual meeting or special meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends and the dividend for the then-current period with respect to the series A preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the series A preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series A preferred stock and the holders of all other shares of any class or series ranking on parity with the series A preferred stock that are entitled to similar voting rights (voting together as a single class).

Transfer Agent and Registrar. The transfer agent and registrar for our series A preferred stock is Continental Stock Transfer & Trust Company.

6.452% Convertible Series B Preferred Stock

General. Our board of directors and a duly authorized committee thereof approved the certificate of designation, a copy of which we have previously filed with the SEC and which we incorporate by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series B preferred stock as a class of our preferred stock, designated as the 6.452% convertible series B preferred stock. The series B preferred stock is validly issued, fully paid and nonassessable. As of June 15, 2011, 32,550 shares of our series B preferred stock were issued and outstanding.

Ranking. The series B preferred stock ranks, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up:

•	senior to all classes or series of our common stock, and to any other class or series of our stock expressly designated as ranking junior to the series B preferred stock;

•	on parity with any class or series of our stock expressly designated as ranking on parity with the series B preferred stock; and

•	junior to any other class or series of our stock expressly designated as ranking senior to the series B preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series B preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of January, April, July and October of each year, commencing September 30, 2010, at the rate of 6.452% per annum of the $1,000.00 liquidation preference per share. Dividends on the series B preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends.

Liquidation Preference. If we liquidate, dissolve or wind-up, holders of the series B preferred stock will have the right to receive $1,000.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to and including the date of payment, before any payment is made to holders of our common stock and any other class or series of stock ranking junior to the series B preferred stock as to liquidation rights. The rights of holders of series B preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of our stock ranking on parity with the series B preferred stock as to liquidation.

Optional Conversion and Mandatory Conversion. Prior to November 3, 2018, each share of series B preferred stock is convertible, at the option of the holder at any time, into approximately 93 shares of our common stock, subject to adjustments under certain circumstances, or the series B conversion rate. At any time on or after May 3, 2017 and prior to November 3, 2018, we have the option to convert all or part of the outstanding shares of series B preferred stock into shares of common stock at the series B conversion rate. On November 3, 2018, each outstanding share of series B preferred stock will automatically be converted into shares of our common stock at the series B conversion rate.

Voting Rights. Holders of series B preferred stock generally have no voting rights. However, if we are in arrears on dividends on the series B preferred stock for three or more quarterly periods, whether or not consecutive, holders of the series B preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at our next annual meeting or special meeting of stockholders for the election of two additional directors to serve on our board of directors until all unpaid dividends and the dividend for the then-current period with respect to the series B preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, we may not make certain material and adverse changes to the terms of the series B preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series B preferred stock and the holders of all other shares of any class or series ranking on parity with the series B preferred stock that are entitled to similar voting rights (voting together as a single class).

Transfer Agent and Registrar. The transfer agent and registrar for our series B preferred stock is Continental Stock Transfer & Trust Company.

SELLING SECURITYHOLDERS

When we refer to the “selling securityholders” in this prospectus we mean the persons listed in the table below and any successors, including transferees thereof. The selling securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. The selling securityholders initially acquired shares of our series A preferred stock and series B preferred stock in separate private placement transactions in 2010. See “About this Offering” above. The selling securityholders may sell any or all of the shares of our common stock offered under this prospectus and issuable upon the conversion of the shares of series A preferred stock and series B preferred stock currently held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer securities for sale, if at all. It is possible that the selling securityholders will not sell any or all of the shares offered under this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus and because we have been advised that there are currently no agreements, arrangements or understanding with respect to the sale of any such securities, we cannot estimate the number of securities that will be held by the selling securityholders after the completion of this offering. Solely for purposes of the table below, we have assumed that the selling securityholders will sell all of the securities held by them and therefore would hold no securities following the offering and hold zero percentage of the securities following the offering.

Name	Shares of Series A Preferred Stock Owned Prior to the Offering	Shares of Series B Preferred Stock Owned Prior to the Offering	Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Maximum Shares of Series A Preferred Stock Being Offered Hereby	Maximum Shares of Series B Preferred Stock Being Offered Hereby	Maximum Shares of Common Stock Being Offered Hereby	Shares of Series A Preferred Stock Owned After the Offering(2)		Shares of Series B Preferred Stock Owned After the Offering(2)		Shares of Common Stock Owned After the Offering(1) (2)
							Shares	Percent	Shares	Percent	Shares	Percent
Fairfax Financial Holdings Limited(3)	100,000	32,550	11,100,074	100,000	32,550	11,100,074	—	—	—	—	—	—

(1)	Assumes complete conversion of all of the shares of the series A preferred stock and series B preferred stock owned by the selling securityholders.
(2)	For purposes of this table only, we have assumed that the selling securityholders will sell all of their shares of the securities offered pursuant to this prospectus.
(3)	Represents 17,800 series A preferred shares held by United States Fire Insurance Company, 11,000 series A preferred shares are held by The North River Insurance Company and its subsidiaries, 55,200 series A preferred shares held by Odyssey Reinsurance Company and its subsidiaries and 16,000 series A preferred shares are held by certain other subsidiaries of Fairfax Financial Holdings Limited, as well as 22,550 series B preferred shares held by Odyssey Reinsurance Company and its subsidiaries and 10,000 series B preferred shares held by Zenith Insurance Company, each of which is a subsidiary of Fairfax Financial Holdings Limited. V. Prem Watsa, Chairman and Chief Executive Officer of Fairfax, controls The Sixty Two Investment Company Limited, or Sixty Two, which owns subordinate and multiple voting shares representing approximately 44.2% of the total votes attached to all classes of shares of Fairfax. Mr. Watsa himself beneficially owns or controls additional subordinate voting shares which, together with the shares owned by Sixty Two, represent approximately 44.9% of the total votes attached to all classes of Fairfax’s shares. The address for Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7.

PLAN OF DISTRIBUTION

The selling securityholders may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The registration of the securities does not necessarily mean that any of the securities will be offered or sold by the selling securityholders.

We will not receive any proceeds from the issuance of the securities or from the sale of such securities by the selling securityholders, but we have agreed to pay certain registration expenses, which we estimate to be approximately $70,390.

The securities may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve cross or block transactions:

•

on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the New York Stock Exchange in the case of our common stock;

•	in the over-the-counter market; or

•	in transactions other than on these exchanges or services or in the over-the-counter market.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of our common stock, issuable upon the conversion of the series A and series B preferred stock, in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock, issuable upon the conversion of the series A and series B preferred stock, and deliver common stock to close out short positions.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b–5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus and any prospectus supplement available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the series A preferred stock and the series B preferred stock on any securities exchange or for inclusion of the series A preferred stock and series B preferred stock in any automated quotation system. No assurance can be given as to the liquidity of the trading market, if any, for the series A preferred stock and series B preferred stock.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Latham and Watkins LLP.

EXPERTS

The consolidated financial statements of Kennedy-Wilson Holdings, Inc. and the related financial statement schedule as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and, with respect to the 2009 financial statements of KW Residential LLC, Grant Thornton Taiyo ASG, independent registered accounting firm, whose reports appear in our Annual Report on Form 10-K for the year ended December 31, 2010, and are incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The consolidated balance sheet of KW Residential LLC and subsidiaries, as of December 31, 2010, and the related consolidated statements of operations and comprehensive income, members’ equity and cash flows for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG AZSA LLC, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the period ended December 31, 2010, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of KW Residential LLC and subsidiaries, as of December 31, 2009, and the related consolidated statements of operations and comprehensive income, members’ equity and cash flows for each of the two years in the period ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of Grant Thornton Taiyo ASG, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the period ended December 31, 2010, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statements of financial condition of KW Property Fund III, L.P. and KW Property Fund III (QP-A), L.P. including the combined schedules of investments as of December 31, 2010 and 2009, and the related combined statements of operations, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2010, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined balance sheet of KW/WDC Portfolio Member LLC and subsidiaries and One Carlsbad as of December 31, 2010, and the related combined statements of operations, equity, and cash flows for the year ended December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose report appears in our Annual Report on Form 10-K for the year ended December 31, 2010, and is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar is Continental Stock Transfer & Trust Company. Its telephone number is (212) 509-4000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$15,390
Legal fees and expenses (other than Blue Sky)	20,000
Accounting fees and expenses	20,000
Printing expenses	5,000
Miscellaneous	10,000

Total	$70,390

Item 15.	Indemnification of Directors and Officers

Our second amended and restated certificate of incorporation provides as follows:

“SEVENTH: The following paragraphs shall apply with respect to liability and indemnification of the Corporation’s officers and directors and certain other persons:

A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Our amended and restated by-laws provides as follows:

“Article VII Indemnification of Directors and Officers

7.1 The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

7.2 The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3 To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

7.4 Any indemnification under sections 1 or 2 of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or

(b) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

(c) By the stockholders.

7.5 Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.6 The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.7 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

7.8 For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.

7.9 For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director or officer derived an improper personal benefit.”

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

The following exhibits are included or incorporated herein by reference.

*	2.1	Agreement and Plan of Merger, by and among Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc., dated as of September 8, 2009.

*	2.2	Amendment No. 1 to the Agreement and Plan of Merger dated October 22, 2009 between Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc.

*	2.3	Amendment No. 2 to the Agreement and Plan of Merger dated October 26, 2009 between Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc.

*	3.1	Second Amended and Restated Certificate of Incorporation.

**	3.2	Certificate of Designation of Series A Preferred Stock.

***	3.3	Certificate of Designation of Series B Preferred Stock.

****	3.4	Amended and Restated Bylaws.

*****	4.1	Specimen Common Stock Certificate.

**	4.2	Registration Rights Agreement, dated as of May 21, 2010, by and between Kennedy-Wilson Holdings, Inc. and Fairfax Financial Holdings Limited.

***	4.3	Registration Rights Agreement, dated as of August 13, 2010, by and between Kennedy-Wilson Holdings, Inc. and Fairfax Financial Holdings Limited.

***	4.4	Shareholders Agreement, dated as of August 13, 2010, by and among Kennedy-Wilson Holdings, Inc., Fairfax Financial Holdings Limited, William J. McMorrow and the William J. McMorrow Revocable Trust.

	5.1	Opinion of Latham and Watkins LLP.

	12.1	Statement regarding computation of ratios of earnings to fixed charges.

	23.1	Consent of KPMG LLP.

	23.2	Consent of KPMG LLP.

	23.3	Consent of KPMG LLP.

	23.4	Consent of KPMG AZSA LLC.

	23.5	Consent of Grant Thornton Taiyo ASG.

	24.1	Power of Attorney (included as part of the signatures pages hereto).

*	Incorporated by reference to the registrant’s Registration Statement on Form S-4/A (File No. 333-162116) filed with the Securities and Exchange Commission on October 28, 2009.

**	Incorporated by reference to the registrant’s current report on Form 8-K (File No. 001-33824) filed with the Securities and Exchange Commission on May 21, 2010.
***	Incorporated by reference to the registrant’s current report on Form 8-K (File No. 001-33824) filed with the Securities and Exchange Commission on August 16, 2010.
****	Incorporated by reference to the registrant’s Registration Statement on Form S-1/A (File No. 333-145110) filed with the Securities and Exchange Commission on October 26, 2007.
*****	Incorporated by reference to the registrant’s Registration Statement on Form S-3 (File No. 333-164926) filed with the Securities and Exchange Commission on February 16, 2010.

Item 17.	Undertakings

(A) The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5)	That, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 17th day of June, 2011.

Kennedy-Wilson Holdings, Inc., a Delaware corporation

By:	/S/ WILLIAM J. MCMORROW
William J. McMorrow
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William J. McMorrow and Freeman Lyle, and each of them, his or her attorneys-in-fact and agents, with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file such amendments or supplements, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-fact and agent, or his or her substitute or substitutes, may do or cause to be done by virtue hereof. Each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM J. MCMORROW William J. McMorrow	Chief Executive Officer (principal executive officer) and Chairman	June 17, 2011

/s/ FREEMAN LYLE Freeman Lyle	Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 17, 2011

/s/ KENT MOUTON Kent Mouton	Director	June 17, 2011

/s/ JERRY R. SOLOMON Jerry R. Solomon	Director	June 17, 2011

/s/ NORM CREIGHTON Norm Creighton	Director	June 17, 2011

/s/ STANLEY ZAX Stanley Zax	Director	June 17, 2011

/s/ DAVID A. MINELLA David A. Minella	Director	June 17, 2011

/s/ CATHY HENDRICKSON Cathy Hendrickson	Director	June 17, 2011

EXHIBIT INDEX

*	2.1	Agreement and Plan of Merger, by and among Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc., dated as of September 8, 2009.

*	2.2	Amendment No. 1 to the Agreement and Plan of Merger dated October 22, 2009 between Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc.

*	2.3	Amendment No. 2 to the Agreement and Plan of Merger dated October 26, 2009 between Prospect Acquisition Corp., KW Merger Sub Corp. and Kennedy-Wilson, Inc.

*	3.1	Second Amended and Restated Certificate of Incorporation.

**	3.2	Certificate of Designation of Series A Preferred Stock.

***	3.3	Certificate of Designation of Series B Preferred Stock.

****	3.4	Amended and Restated Bylaws.

*****	4.1	Specimen Common Stock Certificate.

**	4.2	Registration Rights Agreement, dated as of May 21, 2010, by and between Kennedy-Wilson Holdings, Inc. and Fairfax Financial Holdings Limited.

***	4.3	Registration Rights Agreement, dated as of August 13, 2010, by and between Kennedy-Wilson Holdings, Inc. and Fairfax Financial Holdings Limited.

***	4.4	Shareholders Agreement, dated as of August 13, 2010, by and among Kennedy-Wilson Holdings, Inc., Fairfax Financial Holdings Limited, William J. McMorrow and the William J. McMorrow Revocable Trust.

	5.1	Opinion of Latham and Watkins LLP.

	12.1	Statement regarding computation of ratios of earnings to fixed charges.

	23.1	Consent of KPMG LLP.

	23.2	Consent of KPMG LLP.

	23.3	Consent of KPMG LLP.

	23.4	Consent of KPMG AZSA LLC.

	23.5	Consent of Grant Thornton Taiyo ASG.

	24.1	Power of Attorney (included as part of the signatures pages hereto).

*	Incorporated by reference to the registrant’s Registration Statement on Form S-4/A (File No. 333-162116) filed with the Securities and Exchange Commission on October 28, 2009.
**	Incorporated by reference to the registrant’s current report on Form 8-K (File No. 001-33824) filed with the Securities and Exchange Commission on May 21, 2010.
***	Incorporated by reference to the registrant’s current report on Form 8-K (File No. 001-33824) filed with the Securities and Exchange Commission on August 16, 2010.
****	Incorporated by reference to the registrant’s Registration Statement on Form S-1/A (File No. 333-145110) filed with the Securities and Exchange Commission on October 26, 2007.
*****	Incorporated by reference to the registrant’s Registration Statement on Form S-3 (File No. 333-164926) filed with the Securities and Exchange Commission on February 16, 2010.